Annual Report

Cover Page

Name of issuer:

Hopster's LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: MA

Date of organization: 4/5/2013

Physical address of issuer:

292 Centre Street
Newton MA 02458

Website of issuer:

http://www.hopstersbrew.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

20

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$661,672.00	$559,379.00
Cash & Cash Equivalents:	$17,911.00	$16,580.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$240,501.00	$190,945.00
Long-term Debt:	$283,291.00	$247,698.00
Revenues/Sales:	$1,288,438.00	$1,248,091.00
Cost of Goods Sold:	$321,132.00	$367,180.00
Taxes Paid:	$0.00	$0.00
Net Income:	$184,842.00	($75,585.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Hopster's LLC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Lee Cooper	CEO	Hopsters LLC	2013
Karen Cooper	Marketing	Hopsters LLC	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Lee Cooper	Manager	2013
Karen Cooper	Owner	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Karen Cooper	5,000	100.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Any projections of future performance provided to you may prove to be incorrect.
The financial projections of the Company and projections relating to the future market for the Company's potential products are based upon current assumptions as to future events and conditions which the Company believes to be reasonable as of the date thereof, but which are inherently uncertain and unpredictable. The assumptions may prove to be incomplete or incorrect and unanticipated events and circumstances may occur. Because of such uncertainties, and the other risks outlined herein, the actual results of the Company's future operations can be expected to be different from those projected, and such difference may be material and adverse. Potential investors should consider the projections in light of the underlying assumptions, reach their own conclusions as to the reasonableness of those assumptions and evaluate the projections on the basis of that analysis.

The Company is dependent on its management, founders and sponsors.
The Company is dependent on its management, founders and sponsors to execute its business plan. The success of the Company will depend on its ability to compete for and retain additional qualified key personnel to enhance the growth. The Company's business would be adversely affected if it were unable to recruit qualified personnel when necessary or if it were to lose the services of certain key personnel and it were unable to locate suitable replacements in a timely manner. Finding and hiring such replacements, if any, could be costly and might require the Company to grant significant equity awards or incentive compensation, which could have a material adverse effect on the Company's financial results and on your investment. The loss, through untimely death, unwillingness to continue or otherwise, of any such persons could have a materially adverse effect on the Company and its business.

Factual statements have not been independently verified.
No party has been engaged to verify the accuracy or adequacy of any of the factual statements contained in this Agreement. In particular, neither legal counsel nor any other party has been engaged to verify any statements relating to the experience, skills, contacts or other attributes of the managers, officers and employees of the Company, or to the anticipated future performance of the Company.

The Company's brew pubs could have licensing, legal or regulatory problems.
Some or all of the Brew Pubs could lose their licenses or be unable to acquire licenses to sell alcoholic beverages or have their hours of operation curtailed as a result of hearings of the licensing boards in jurisdictions where they are located or as a result of any changes in legislation governing licensed premises in the various jurisdictions in which Brew Pubs are located or may be located, with a material adverse effect on the Company's financial results and on your investment.

A disruption in brewing activities could have a material adverse effect on the Company.
A prolonged disruption to brewing activities (e.g., due to fire, industrial action or any other cause) at its brewing site could have a material adverse effect on the Company's ability to brew its products. This could have a material adverse effect on the Company's financial results and on your investment.

The cost of establishing and operating the brew pubs may be higher than expected.
The costs of establishing and operating the Brew Pubs may be higher than expected. Although management of the Company has undertaken projections and opened and ran a smaller location, costs may be greater in the U.S. locations and may increase as a result of economic or other factors beyond the Company's control, with a resulting material adverse effect on the Company's financial results and on your investment.

Changes in the economy could have a detrimental impact.
Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the Company's revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may decrease the disposable income that customers have available to spend on beer and/or alcohol consumption and may adversely affect customers' confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the Company's financial results and on your investment.

Increased costs could affect the company.
An increase in the cost of raw materials or energy could affect the Company's profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials, glass bottles and other packaging materials used by the Company. The Company may also be adversely affected by shortages of raw materials or packaging materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs. The Company may not be able to increase its prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

An investment in the Company is speculative.
Subscribers of the Units offered hereby may not realize a return on their investment and could lose their investment. Subscribers should carefully review this Agreement and these Risk Factors and consult with their attorneys, tax advisors, and/or business advisors prior to purchasing the Units offered hereby.

Subscribers of the Units offered hereby may have to bear the risk of their investment for an indefinite period of time since there are substantial restrictions on their resale.
The Units offered hereby have not been registered under the Securities Act or any state securities or blue-sky law and constitute "restricted securities" under applicable federal securities laws. As a result, Subscribers of the Units offered hereby may not sell or otherwise transfer those Units except pursuant to registration under the Securities Act and applicable state securities laws or pursuant to an exemption therefrom. By investing in the Units offered hereby, you are agreeing to significant restrictions on the liquidity of your Units for the foreseeable future. As a result of all of these restrictions, Subscribers of the Units offered hereby must bear the economic risks of their investment for an indefinite period of time. An investment in the Company is suitable only for sophisticated Subscribers who can afford to bear the risk of a complete loss of such investment. A purchase of the Units should be considered only by persons financially able to maintain their investment and who can afford a loss of all or a substantial part of such investment.

The Company may incur debt.
The Company may incur debt secured by the land and/or the assets of its brewery to open other locations, and it may incur debt (including secured debt) in connection with opening and/or operating Brew Pubs. Complying with obligations under such indebtedness may have a material adverse effect on the Company and on your investment.

The Units offered hereby may be diluted by future issuances of Units of the Company with superior rights.
It is anticipated that the Company will need additional rounds of financing for future anticipated expansion. Additional funding would likely adversely affect the current equity owners by diluting their equity interests in the Company. The Company cannot guarantee that the necessary funds will be made available to the Company. Thus, there is no assurance that the Company will be able to continue to develop and fully implement its marketing plan nor continue to operate if the necessary funding is not available.

The Company has broad discretion in the application of the proceeds from the sale of Units.
The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.

The foregoing risk factors do not purport to be a complete enumeration or explanation of the risks involved in an investment in the Company. Prospective investors are urged to consult their own advisors before deciding to invest in the Company.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
			Yes
Series A-1	1500	0	No
Series A-2	2622	0	No
Common Units	9,000	4000	Yes
Debt Securities	0	0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	0
Options:	0

24. Describe the material terms of any indebtedness of the issuer:

SBA Loan, 71K Peoples Bank 3.9% Maturity/09/18 -- amount owed $2,762.90
Equipment loan, 13,200 Peoples Bank 3.9% Maturity 11/13/18 -- amount owed $545.98

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
1/2017	Regulation D, 506(c)	Priced Round	$241,000	General operations
2/2017	Regulation Crowdfunding	Priced Round	$1,069,997	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Overview

A craft brewery with brew-your-own-beer experience, bar and restaurant all under one roof. We give patrons a place they can enjoy on any occasion—brew-your-own for birthdays, or a drink and dinner on the weekends. There's always a reason to come back to Hopsters. Since 2013, we've become a local favorite where we've helped over 30,000 patrons brew their own batch of beer. Now, we're opening a Hopsters in Boston's Seaport District. After that, we plan to open 16 locations across the U.S. by 2026

2017 Financial Milestones

As you review the financials you will see that we had higher than normal Labor Costs and Cost of Good, Administrative Costs and a solid P&L Loss, all resulting in a Net Loss of $181,000.00

This loss was due to preparing and opening the Hopsters Boston location. High labor costs were incurred due to staff training and early hiring of key leadership personnel. Head Brewer, General Manager and Culinary Director were all hired many months before the Boston opening. Increased costs associated with accounting, legal work and engineering increased administrative costs. We also increased production for and expanded the brewery to meet brewing demands and inventory for Boston at the Newton location.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.hopstersbrew.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Karen Cooper
- Lee Cooper

Appendix E: Supporting Documents

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HOPSTERS

Craft brewery with brew-your-own-beer experience, bar and restaurant.

$1,311,000 raised from **713** investors
Successfully Funded on Jan 14 2017

> *A craft brewery with brew-your-own-beer experience, bar and restaurant all under one roof. We give patrons a place they can enjoy on any occasion—brew-your-own for birthdays, or a drink and dinner on the weekends. There's always a reason to come back to Hopsters. Since 2013, we've become a local favorite where we've helped over 21,000 patrons brew their own batch of beer. Now, we're opening a Hopsters in Boston's Seaport District. After that, we plan to open 16 locations across the U.S. by 2022.*



Lee Cooper
FOUNDER, HOPSTERS

OUR AMBITION

Hopsters tackles today's biggest trends with craft beer, a farm-to-table-menu, and "brew your own" entertainment. We believe we're the first scalable brand that combines all these features into a one-of-a-kind experience. Proof-in-point, we made $1.3 million in 2015 and served some of the countries biggest brands: Google, HP, John Hancock and many more. With our Boston location opening Spring 2017, we plan to double our revenue from corporate events and increase our margins to 85%.

KEY FACTS

- $1.3M in sales in 2015 in 2,000 sqft location
- Have committed funds of $550,000 from accredited investors
- Huge success hosting corporate events with Google, HP, John Hancock, HubSpot, Harvard, and many more
- 76% gross margins / increase to 85% with second location
- Net income of 20%
- Opening 6,000 sqft location in Boston's premier Seaport District (3x size of original brewery)
- 75% of sales from highly lucrative high margin craft beer and brew your own experience.
- Prime Cots, Labour & COGS run at 50%

DOCUMENTS

Hopsters Seaport Business Plan August 2016
Video Transcript

hopstersbrew.com

from Newton MA

BREWERY ALCOHOL FOOD MAIN STREET
BREWERY COMMUNITY EVENTS RESTAURANT
BREWERY FOOD TECH HOSPITALITY LEISURE
NIGHTLIFE RESTAURANT

Why I Like Hopsters

Although I'd always been a craft beer lover, I had never seen such a unique and engaging business model in the craft beer space. Sure, there are a lot of great craft beers, a lot of cool brew pubs that serve good food and even a few places where you can brew your own beer. But Hopster's was bringing this all together, uniting craft beer and the community like it has never been done before!

Concept is one thing. Successful execution is another. Being a true believer, I invested both money and time. For seven months, I worked alongside Lee and Karen to get Hopster's up and running – taking it from a pre-renovation cool concept to an insanely successful business. Hopster's continued... READ MORE



Gretchen Wilson

INVESTOR, CORPORATE FINANCIAL SERVICES EXECUTIVE, SERIAL ENTREPRENEUR - INVESTED IN HOPSTERS

I think Hopster's is a unique, differentiated and highly scalable restaurant concept.

Ross Pascal

long-time advisor, operator and investor in the restaurant space

Excellent knowledgeable staff. Cool spot with great food and some really well made and thought out beers. Looking forward to going back.

Michael S.

Customer

The IMPROPER BOSTONIAN

New Addition - Hopsters Brew & Boards | Improper Bostonian

If you dig the DIY beer-making movement but aren't willing to turn your living room into a microbrewery, Hopsters offers a fairly brilliant solution...
October 5, 2016 @ improper.com

ZAGAT

Hopsters - Zagat Review

At this brick-walled, industrial hops heaven in Newton, you can brew your own handcrafted beer - or enjoy elevated suds, like pale Czech lagers and Belgian-style witbiers, all made with organic ing...
September 17, 2016 @ zagat.com

edible BOSTON

Hopster's Brew & Boards: Part 1

By Cristin Nelson / Photos by Kristin Tieg It's a Sunday afternoon in November, and it's Sara Marx's birthday. She and her fiance Rinaldo Dorman are manning one of the 10 copper-plated kettles at Hopster's Brew and Boards in Newton, a community
September 7, 2016 @ edibleboston.com

BOSTON EATER

Hopsters Is Expanding Its Brewing Enterprise to Fort Point

A Newton-based brewpub where guests can test their chemistry chops and brew their own beer plans to open another location in one of the up-and-coming development centers of Boston, according to Boston Magazine .
May 24, 2016 @ boston.eater.com

The Boston Globe

Hopsters is opening a new location in the Seaport

It looks like Trillium is getting a new neighbor. The Newton-based brewpub Hopsters announced Monday that it's expanding and has identified a new 6,000 square-feet location in the Seaport and Fort Point Channel area. The new space has an expected
May 23, 2016 @ boston.com

Boston magazine

Hopsters to Open Fort Point Location

UPDATE, June 29: Hopsters is taking over the former Sleeper Street Cafe space at 51 Sleeper St., Boston Restaurant Talk reports. Fort Point is truly becoming the beer hub of Boston. The standout Trillium Brewing Company is based there, next door to Row
May 23, 2016 @ bostonmagazine.com


HOPSTERS

The 50 coolest new businesses in America - Page 23 of 51 - Business Insider

292 Centre St., Newton, Massachusetts What it is: A make-your-own-beer brewery and restaurant. Why it's cool: This "community brewery" allows you to brew up to 10 kettles of beer in one sitting while sampling tasty cured meats and other food. Pick
December 21, 2015 @ businessinsider.co.id



Wicked Bites - Hopsters (Newton, MA)

Set your DVRs for Wicked Bites - Saturday at 9:30am on NESN! Leigh is having all kinds of fun while learning to brew her own beer at Hopsters in Newton! Twitter - https://twitter.com/WickedBitesTV Facebook -
December 21, 2015 @ youtube.com

The Boston Globe

Hopsters jumps into branded brew market - The Boston Globe

Hopsters, a brew-your-own beer establishment and bar in Newton, has begun distributing its own branded brews. Hopsters has signed on with the Craft Brewers Guild to distribute three flagship beers. A week ago, the brewery sent out its first
November 1, 2014 @ bostonglobe.com

BostInno

Hopsters and Bully Boy Distillers Team Up to Create a 'Down Boy Stout'

Here's how you can be part of the action! If you have yet to visit either Boston's Bully Boy Distillers or Newton's Hopsters Brew and Boards, then next month is your chance to do so. On September 11, Hopsters' brewers will team up with Bully Boy's co-
August 29, 2014 @ bostinno.streetwise.co



Hopster's Brew & Boards - Newton (Phantom Gourmet)

Hopster's is a one of a kind combination of a neighborhood restaurant, gastropub, and do-it-yourself brewhouse. Phantom Gourmet's Dan Andelman takes a tour and brews his own beer.
June 5, 2014 @ youtube.com

We Want to Be the First Brew-it-Yourself Franchise

We rolled up a craft brewery, restaurant, and brew-it-yourself event space into one.

We first opened doors in Newton, MA in Fall of 2013. Since then, we've breached the $1 million sales wall, brewed over 21,000 batches of custom beer, and have served corporate customers like Google, John Hancock, and more. We think it's safe to say we've nailed down the business model of your all-in-one craft brewery.





Brewery

We brew Hopster-branded craft beers which reward us with 95% gross margins on every sale.



Restaurant

Hopsters also provides gourmet, farm-to-table meals for customers wanting more than a drink.



Brew-it-Yourself

We're one of the only DIY breweries that lets you mix, brew—and even design—your own beer.

In 2015, We Made $1.2 Million

With a single 2,000 sqft location, we nearly doubled our sales annually.

In Newton alone, a suburban city with a population of 88,000, we've doubled sales nearly every year since opening. Our revenue model, which combines several different verticals—corporate events, craft brewing, food, DIY kettles—separates us from the crowd of other craft breweries.



Total Sales Thru September: $3,599,276
$3.5M
$3M
$2.5M
$2M
$1.5M
$1M
$500K
0
2013
2014
2015
2016
Total Annual Sales



12%
LIQUOR AND GUEST BEER
23%
HOPSTERS BEER
2015 SALES
$1.2M
25%
FOOD
40%
KETTLES

80%

Gross Margins

15%
Net Income

95%
Gross Margin on Hopster Beer

Now, We Want to Conquer Boston

We've nailed down a 5,000 sqft location in Boston's booming Seaport district.

As one of the epicenters of the craft beer movement and a population 7x that of Newton's, we're ready to take over Beantown. We've already signed a lease for a location in Boston's premier Seaport district, will start construction later this year, and aim to open Spring 2017.


Boston Public Market
Cambridge St
Boston
Paramount
Tremont St
Beacon St
Boston Common
New England Aquarium
Boston Harbor
Hyatt Regency Boston Harbor
HOPSTERS
The Institute Of Contemporary Art
Boston Children's Museum
Seaport Hotel & World Trade Center
Boylston St
Theatre
20B
93
90





We Plan to Double Our Sales from Corporate Events in 2017

The Seaport district is the perfect location to host corporate events. We've already worked with some of the biggest brands.

Earlier this year, we held an event with 50+ John Hancock employees. At $125/a head we made over $10,000 in sales in just three hours. Corporate events are a lucrative opportunity for us—especially in a larger Boston space, where we can keep the entire brewpub open, even with the event space sectioned off.

Google
John Hancock
hp
HARVARD UNIVERSITY
Merrill Lynch
HubSpot
Biogen
athenahealth
Sysco
genzyme
BainCapital

Century 21 Nixon Peabody

Boston by Spring 2017, 15 More by 2022

Your investment will help us buy remaining equipment and open our taproom to beer-thirsty Bostonians.



HOPSTERS

Our First Location Opens

The Hopsters Newton location has far exceeded sales and profitability expectations while serving as an "incubator" location.

September 2013

Started Pouring Local Craft Beers

We begin to establish ourselves as the go-to spot for Newton residents to discover local beers.

December 2013



Received Commercial License to Brew and Serve House Beers

Hopsters enters another vertical, brewing, bottling, and selling our own beers.

May 2014



WINNER
BOSTON'S BEST
2015

Named Boston's Best - Newton Neighborhood Bar

January 2015

Brewed Over 7,000 Individual Customer Batches

Hopsters is a well-known neighborhood joint for events. Friends, family, and co-workers come for the novelty and stay for the food.

July 2015

BUSINESS INSIDER

Business Insider - The 50 Coolest New Businesses

January 2016



Hopsters Turns 3—21,000 Individual Customers Brew With Us

We've nearly tripled our number of custom brews since 2015 and are still going strong.

September 2016



We Sign Lease for Boston Seaport Location

The new seaport location will be 2.5x the size of the Newton location. Construction starts in December.

October 2016

Hopsters Boston Seaport Location Opens!

Spring 2017

Hopsters Expands to Downtown Philadelphia

Spring 2018

Hopsters Opens 16 Location in Major Cities

2022

Let's Build Something Huge

We opened Hopsters 3 years ago because we care deeply about craft beer and the role it plays in our community.


BR
EW

Hopsters, and our team, work every day to grow the awareness and enhance people's experience with craft beer. As you know, we are expanding into the downtown Boston Seaport area, and I wanted to take some time to share with you our thoughts and feelings about Hopsters

Since we opened in 2013 we have had 22,000 guests brew beer with us. Some of our guests are experienced home brewers, the vast majority are not, however they have all taken away an experience that enhances their connection with their community and local craft beer.

Hopsters is brew pub, a restaurant and a place where you can experience craft beer to the fullest. Many people just pull up to the bar, chat with our welcoming staff, have a bite to eat and enjoy our house brewed beer. Everyone is curious about the beer making experience and many come back to try it either with friends or with colleagues as part of a corporate event.

If you love craft beer, you love Hopsters. Everyone that visits us, especially our guests that participate in the beer making experience, have a big smile of their face. It's so much fun, with a glass of beer in hand, to get the malts, Hops and grains and mix it all up in the kettle, knowing that in two weeks you get to come back to bottle, label and drink your hand crafted beer.

SHOW MORE

Meet the Founders



Lee Cooper

Founder

Before Hopsters Lee worked in financial services in the field of organizational development, helping managers become better leaders. Now he spends his days trying to practice what he preached!



Karen Cooper

Founder/Owner

Karen is a recovering lawyer, who kicked Lee out of homebrewing in her Kitchen and helped him dream up Hopsters. Karen now runs brewery operations with a focus on Corporate and Customer Relations

AND THE REST OF THE TEAM



John Battaglino

Beverage Director

Graduated from Boston University with a degree in restaurant management. Worked as bar manager and spent a couple years with United Liquors selling liquor and wine to restaurants in downtown boston.



David Barber

Culinary Director

David Grew up working in restaurants through high school. Prior to Hopsters David attended Johnson & Wales, secured a head chef position at Federal Hill, Boston and opened his own place on Cape Cod.



Timothy Vlieger

House Brewer

After a couple of years Homebrewing Tim started at Hopsters brewing with our guests. After hundreds of brews, Tim moved into the house brewery and is now responsible for brewing all those yummy ales.



Cassidy Edwards

Head Brewer/Dir. of Brewing Opperstions

A new addition to Hopsters Former Cellarman and Brewer at Samuel Adams (Boston Beer Company), Cassidy will be spearheading the SeaPort brewery expansion and expanding the brewery capcity in Newton

Raised $1,311,000 From 714 Investors

Gretchen Wilson
Corporate financial services executive turned serial entrepreneur. Always on the run

Timothy Martino

Stephana Patton

Ruth Siporin

Tyler Sakosits
Searching for compelling investment opportunities that I fervently believe will be disruptive forces in shaping our future for the better.

Carol Sharicz
Professor and Consultant in Systems Thinking, Team Development and Leadership

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is Hopsters?

Hopsters is unique experience. You could probably call us a brew your own beer brew pub. What that means is you come in, we ask you what beer you like to drink then we help you make 3 cases of your own handcrafted beer. It takes about 2 hours. It's a fun experience. You can do it with friends, as a corporate group, team building or by yourself. During those 2 hours when you are brewing we have a full restaurant, so you can eat and drink while you are making your own beer.

WF: How did Hopsters get its start?

I was looking for a new career and I was interested in owning my own business. I was making my own homebrewed beer and I got rave reviews so I always thought it would be fun to have a career that involves beer in some way. I never really thought that was going to happen because I did a little bit of research and quite frankly unless you have a significant amount of up front capital it's very difficult to run a brewery that makes any significant amount of cash. With two kids, a family, and living in the suburbs, I needed to create a significant income for myself. I didn't think that owning a brewery with the vast amount of capital was going to make the money that I need to be successful. I also didn't have a lot of experience putting together a commercial brewery.

On my travels I found these places that you can go and brew your own beer. I visited one with some friends of mine, and as we were going through the experience of brewing our own beer we came to the conclusion that it was great to be able to brew your own beer and get to hang out with other people during the process. With the downtime while you wait for the beer to brew, we thought it would be great if the place had a restaurant so we could eat while we waited. That was really the start of the genesis of the business.

After looking into the numbers I realized you could actually make some serious money doing this. It's fun to have a restaurant and a bar and a brewing aspect. I did more research and found that there are only two places that that did this; both in Ohio, one in Columbus and one just outside Columbus, Ohio. I didn't really find anything else around that.

I had a few ideas that focused on the beer making piece of it. The places that I visited seemed to want to be a bar and a brewery, but they weren't focused on the brewery aspect, and used kettles twice the size as we use. With them you brew six cases of beer and for a lot of people that is too much; our concept uses a smaller kettle and allows you to brew three cases. Another thing I noticed is that these places were dingy and more like a warehouse type of setting.

I realized that the demographic that was into craft beer was young professionals who are looking for an upscale experience. Along with using less beer in the kettles, we decided to provide a really fun, cool, upscale environment that catered to young urban professionals who were really moving and embracing the whole craft beer movement…That's the of the idea for this concept.

After about a year or so we decided that we wanted to really brew our own beer and become a brewpub. So we got a brewpub license and we have pretty much been exclusively offering our beer at Hopsters for the last year. We wanted to be authentic, and if we were going to have others brew their own beer, we wanted to be known as a place that produces great beer.

WF: What is Hopsters' Mission, and what are your core values?

H: Our mission is to enhance craft beer awareness for people in our community. We want them know more about craft beer; whether it's tasting, brewing, we want people to experience and we want to enhance their experience for craft beer. That is what we get out of bed every morning to do. I have to say that Hopsters offers the best craft beer experience in the States right now. We also value the learning process, so when people come in, they can learn as much as they want. They can totally immerse themselves or just ask a couple of questions, all while enjoying the great selection of beer and menu items that we have in our restaurant. It's a complete experience that they can enjoy. We like to call the learning process self-directed edutainment.

The craft beer culture can sometimes get a little snobby, much like the wine culture, and we wanted to take that whole snobbishness out of beer. Where I grew up in England, beer is a working man's drink and we want to create that easy going, fun, relaxing environment.

We have four core values. The first three are learning, keeping local, and community involvement. We really want to be involved in our community. Even if we can't give a lot of money within the community, we do like to donate kettles so that they can auction them out for community charities. We are able to do that for not a lot of money, so we do a significant amount of charity work within the community. Being a part of the community is very important to us. Craft beer if anything is local. People want to drink local fresh beer. Most people don't want their beer to come from 4000 miles away if given the choice.

The last value that we have is for the locals is fun. So we really try to provide a culture around beer that is fun and let's people get away from their day to day life. We really feel that we've been able to bring those four aspects together because people are always having fun. They are drinking and making beer. Everyone that comes into Hopsters just has a really good time.

By asking the community to put money into this fundraiser, we are giving our community a piece of Hopsters. They will have a stake in the business and can come to Hopsters, drink a beer, and say, "I own a piece of this!" It's a circle of support, in a way. We support the community that will be supporting us.

WF: What is the experience when someone comes into Hopsters? What is the process?

Our system has 10 kettles that are all connected; you can brew one kettle, which most people do, or you can come in with some friends and do 2 or 3 or 4 kettles. Each kettle is a different style of beer. When you come in you will be assigned a brewmaster and a number of our staff and they will help choose the kind of beer that you would like to brew; that is usually a quick 2 minute conversation. We have a whole selection of 30 different recipes that we have developed over the years of 30 different styles of beer. If you have a little bit of experience and you want to customize the beer with maybe different hop choices or certain things you'd like to add to the beer, as long as we have those ingredients and it's not going to make your beer taste awful, we are happy to accommodate that. We offer a "flight of beers" that you can order to taste so you can get accustomed to the different flavor and different styles of beer if you are not a big craft beer drinker. For example, you may want to sample a Belgian beer because you have never had it. You can get a sample and that will help you to fine tune your beer choice.

Once you've chosen a beer to brew, we take you to our ingredients room. We have canisters on the wall where you get your different types of grains. You will choose your hops and the various malts that go into your beer. In fact, you will get a laminated recipe card and the brewmaster will help you select those different types of ingredients.

Once you have all the ingredients that you need for the brew, you will go over to your kettle and start making your three cases of beer, which is about 7.5 gallons of beer. You get 72 12oz. bottles or you can mix and match of bottles and cans. Our cans are 32oz. (2 pints). If you are making a big strong Belgian ale, you probably don't want to can that, so you will probably fill up bottles when they come back later.

The process takes about 2 hours and moves in sections. The first section, selecting the beer, getting the ingredients, etc., takes up to about 30 minutes. Then, you will be boiling the beer for about an hour; which is when we will be keeping an eye on your beer. There may be times during that hour where you need add hops or some other adjuncts into the beer; if you are making spice beer you might be putting some cloves in, or if you're making a pumpkin beer, you put in pumpkin. For the most part, you have about 45 minutes of down time, and in that time we encourage you to order some food from the restaurant and get yourself a beer.

Then you will go over to the kettles and we are going to transfer that beer into your fermenter, which takes about 10 minutes. What we are basically doing is taking your kettle of beer and we are getting it down to room temperature through the heat exchanger. It's a fancy bit of equipment in the brewery, and it's really easy to do; we kind of walk you through that process. The fermenter is a 15 gallon drum.

Once you've filled up your beer you are going to add the yeast into your beer.That is when we get some details from you to tie down your beer and take it downstairs to our fermentation room. The beer takes about a week to ferment. At this point you can either keep drinking and having fun at Hopsters, or go home. When you come back two weeks later, you get to try out the beer that you brewed. The great thing is that, with all of our recipes and our processes, the beer is going to be pretty good; a lot better than if you were going to homebrew for the first time. People are usually quite pleased with the beer that they get. At this point, you get to bottle your beer in the bottling line. There you sanitize your bottles and fill them through our bottling machines.

Once again, you go home and that is when we send you an email with a link to our site where you can upload the design you would like for your labels. It is all included in the price. When you come back to get your beer, you will get to place your 72 labels onto your beer, and people have a lot of fun with that. Basically that's it. Once you've bottled your beer it's good to drink so you take it home and drink it.

WF: How much does the process cost? What is the split in the cost between the restaurant, the bar and the brewing experience? ^

H: It costs anywhere from $180 to $230, depending on the style of beer that you want. A pale ale is $180 and a Belgian trippel is $230. That price difference is for the ingredients; you need more product to get stronger beers, and more hops to get hoppier beer. If you are coming as a corporate group, you are going to pay $125 per person. For that price, we bottle the beers for you, we stick the labels on it and we drop it off at your company address for you to give to the people.

WF: What are your margins? ^

H: We are coming in around 20% net profit. We have an 76% gross margin.

WF: How has the growth progressed, and what is the ceiling on a location of that size? ^

H: The Newton location is a 2,000 sq ft location and our sales ar not really going to grow significantly in Newton, we are maxed out, we did 1.2M in 2015 and looks like we'll do close to 1.4M this year. We are closed on Mondays, and don't open for lunch, so we could change that, but would still only increase revenues a small portion. One thing that is pretty low is our salary. Our salary comes in around 20% which in most restaurants is in the 30's, especially for the check average that we have. People here spend what they would spend at a fine dining restaurant; checks, on average, are around $120. When someone brews, obviously the check is much higher.

WF: How have your priorities and goals evolved over the years at Hopsters? ^

The first year in our business we wondered if it was going to work and if the concept was viable. We had done a significant amount of sales and had a lot of fun and spent a lot of money. The second year of business, 2015, was really about sales. We looked at our product differentiation, our pricing, and focusing on the restaurant and brewing our own beer. We thought about how to drive sales. We knew we worked, because people wanted to come to Hopsters. Our new focus was on finding ways to get more people to come into Hopsters and ultimately increase the cost of the average check.

The third year has really about sales and foot traffic and how to manage the cost of goods. We want to lower cost of goods. We also have been looking at how to consolidate. 2016 has really been about focusing on a couple things. One has really been working on the P&L and cutting costs. Being effective with labor costs, and really driving in on managing that to have a strong P&L, whereby we are not wasting money or spending money on things vision. That's what this is, and what we've been all about. We have also been spending time on the expansion.

WF: Why did you choose Newton for your location? What is next for you in terms of growth?

No one had done this on the east coast, New England, and we've been the first people to do that. We wanted a place that was affordable and that had good visibility on a main road, so people could see it. You are never going to be successful doing something like this in the back alley. The Hopsters brewery in Newton, we've only got 3000 sq ft. One of the biggest challenges is that, we had 3 corporate groups this week, generating revenue anywhere from $4,000 to $9,000 dollars. For a 2,000 sq ft location, that is a significant amount of money. However, because it is so small, we had to shut down to the public.

We also often receive calls from people saying, "We want to come in with 40 of my friends. We love your brewpub and we love your food. We really want to celebrate an occasion here but we are not really interested in brewing." Which is fine; not everyone has to brew. We have to turn those people away because otherwise we have to shut down to the public, and we are not using our kettle. It's almost like someone showing up at a bowling alley with 60 people and saying, "We want to hangout in the bowling alley and drink and eat but we don't want to bowl." It's not really an option, right?

Bigger locations will enable us to have a bar area, a restaurant area where people can drink and dine, and also run a large corporate event without shutting down, or run a nice party that doesn't want to brew, but also at the same time have people come in and brew and even drink. That's why we are expanding, and we feel our margins and our sales will be that much higher.

WF: What are the specifics of the expansion? What are you trying to do, and why are you raising money?

H: We are raising $1.7 million to open a location in Boston. The spot is about 5600 sq ft., and it's what we need. The cost of the build out is going to be about $300 per sq ft.The landlord is giving us $100 per sq ft, which is just over half a million dollars. That means that our total build out cost is $1,060,000. The equipment costs, for things like signs and awnings and tables and chairs and POS systems and things like that, are approximately $100,000. We have a brewing package as part of the systems that we have to put in place and to install that is about $80,000. We need to get the kettles, which are $120,000. The boiler that heats the kettles to boil your beer is about $30,000. That total cost is approximately $300,000. So we are at 1.7 million. There will be miscellaneous costs as well. We need our beer and wine license in Massachusetts which is about $80,000, and professional fees, and things like that, which is going to come to about $160,000.

WF: Why did you choose the Boston area?

We chose Seaport, which is a new area in central Boston. It is the hippest, fastest growing place in the city. As a matter of fact, GE is opening up their world headquarters there as well. There are also a large amount of software companies there, making the district very innovative and there is development going on everywhere; condos and a nightclub, so we will be right in the middle of all of it. Also, there is a brewery there called Trillium, you may have heard of Harpoon; their brewery is not too far away as well. It's a great location to be in. In fact we have been looking for a location there for probably a good year or two and we are really excited about the location that we have now.

The location carries our target demographic...young professionals. We are right next door the the financial district and of course a lot of offices. So, we've got our corporate business, it's going to be significant for corporate events right downtown. PWC just moved in and there are a lot of other cool, young, innovative businesses and it's a perfect demographic for us.

WF: Who makes up your team, and how are you qualified to do this? Who do you surround yourself with and why does everyone want to grow Hopsters?

The core team is my wife and I. I take the lead on the strategy and focus on how we drive revenue. My wife is takes the lead on marketing, social media and how to get people in there to spend money. I'm also pretty good at figuring out how to make it all cool, fun, as well as how to take our values and achieve our mission while making money. What I've learned from the last few years is really about how to fine tune the business.

Karen focuses on the operations side. She manages the inbound relationships with people that want to come in on the corporate piece. For example, this year we are doing about $55,000 in corporate sales where last year we did like $15,000. Karen has really focused on managing the relationships and managing the contracts and the administrative aspects of the business on the corporate side.

We have an amazing chef who's been with us for about 6 months now and we are really working on providing a beer-centric menu for people. Not only do we suggest pairings, but we are always looking at ways to add beer to the food. For example, this fall we are having a beer fondue, and a steak and ale pie. We have a very craft beer focused menu. He's been a chef for the last 10 years, went to culinary school, and he's owned his own restaurant. His role will be managing the restaurant here and staffing and managing the large restaurant in downtown Boston when we open in Seaport.

In terms of managing our beverage program in the front of the house, that falls to our front of house and bar manager, John. He has a hospitality degree from BU. He's been in the beer trade business and the beverage business for many years. He will be running our beverage program down in Boston. He will also be managing front of house aspects of Seaport.

We recently hired Cassidy as our Head Brewer. He came to us as a brewer with Sam Adams. He will be responsible for overall brewing operations in Newton and expanding into the SeaPort.

Our brewer is [00:50:09 Tim]. He is responsible, with my direction, for implementing the beer that we brew. He also does recipe development. He came up through the ranks at Hopsters, starting off as a homebrewer like myself, then he was brewing with the customers and then doing competitive brewing.

When we move to Seaport we have brewers, masterbrewers, waitstaff, and bar staff. The core team will move to Boston and they will pass between Newton and Boston. The strategic management and the weekly operations for Newton will also fall to the staff in Boston. We are not going to brew our own beer in Boston. We are going to do that here in Newton and double the capacity of the brewery there. Then we will send our beer down to the Boston location. We don't want to use our 5,000 sq ft to brew beer, we want to use it for the restaurant, the bar, and the customers.

We will be looking for a general manager in Boston. We are looking for someone who has a restaurant background but who knows that we are not simply a restaurant. We want to provide more of a restaurant menu, however, which is why we want someone who has that experience who can help us grow from Hopsters 2, 3, 4, 5, 6, 7. As soon as we turn the leaf and close on the funding, we will be doing a fairly extensive search for a general manager.

WF: How will you make money?

Since Jan 2016 (and going forward when combined with Store #2--the prototype for growth) we have 5 revenue streams in various levels of maturity. Beer/Liquor Sales (Both house brewed and guest) accounts for approx. 31% of revenue. Food sales, approximately 30% of revenue. Beer brewing with corporate groups, public groups or small group kettle sales approx. 34%, off premise sales 2% and contract brewing aprox. 3%.

WF: How do you acquire customers?

We have a significant online social media presence that includes 15K Facebook followers, online advertising, outbound corporate sales executive, inbound sales executive and inbound media executive. Media Relations.

WF: What's new about what you're making? How is it different?

Nobody does what we do on the East Coast and we have virtually no competition nationally. We are unique in the fact that we have the brew your own experience with the emphasis on corporate events as well as an upscale brew pub restaurant/bar. Think "Foodertainment"--Dave & Busters, etc.

WF: How big is the market?

We believe there should be at least one or two Hopsters in every US urban area and potentially overseas. If you are over 21 and looking for a fun experience with friends, work or family then Hopsters is for you.

WF: Who are your competitors? How are you different?

No competition, you cannot brew beer, drink craft beer and eat anywhere on the east coast, however for corporate business people have other options such as Kings Bowling and F1 Formula Racing, however no brewing alternative.

WF: What do you understand about your business that others don't get?

Our model yields tremendous profitability. While we are a restaurant, the majority of our revenues come from higher margin business so we do not face the business financial challenges of a restaurant. We have much lower costs and much higher margins.

WF: What's your biggest risk? What keeps you up at night?

It's about execution every single day and as we grow, we will need to continue to bring in great colleagues. Getting the capital to open #2 which will be the prototype for growth. Licensing is always a challenge, as each jurisdiction has different rules and regulations.

Ask a Question

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ASK QUESTION

Scott Fulk Jan 9 2017

Since you're oversubscribed, are you going to follow Legion M's example and move accredited investors over to a different funding method so you don't have to cut out as many smaller investors? I don't want you to drop me but I was only able to invest $500 due to the annual limits.

Lee Cooper Founder FOUNDER edited Jan 10 2017

Thanks Scott - That's correct. To make room for everyone we are going to move some investors into a Reg D.

LIKE

Nick Perry Dec 7 2016

Hi! Looks like a winner to me! Just wondering how long this investment round will be open?

Lee Cooper Founder FOUNDER Dec 7 2016

Thanks Nick - Looks like a winner to me too! We are scheduled to close Jan 4th, however If we hit the million, maybe before the holidays, we'll close sooner.

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292

HOPSTERS

2017 Report

Dear investors,

We couldn't have done this without you. Now we need your help to really grow and expand! Hopsters is to good of a concept to not grow it!

We need your help!

Marketing Hopsters bringing in friends and showcasing Hopsters as a corporate event space.

Sincerely,

Lee Cooper
Founder

Karen Cooper
Founder/Owner

Our Mission

Hopsters tackles today's biggest trends with craft beer, a farm-to-table-menu, and "brew your own" entertainment. We believe we're the first scalable brand that combines all these features into a one-of-a-kind experience. Proof-in-point, we made $1.3 million in 2015 and served some of the countries biggest brands: Google, HP, John Hancock and many more. With our Boston location opening Spring 2017, we plan to double our revenue from corporate events and increase our margins to 85%.

See our full profile

How did we do this year?

Report Card

A-

The Good

Opened up the Boston Location

Boston Location is exceeding financial expectations

Strong team that is poised for further expansion

The Bad

Over budget on build-out due to ability of Architect and Engineer to effectively co-ordinate

Ability of certain key leaders meant that they were replaced by more ready, able and willing leaders.

Ability to spend more time with family and friends!

2017 At a Glance

January 1 to December 31



$1,288,438 +3%
Revenue



$184,842
Net Profit


IOU!

$240,501 +26%
Short Term Debt



$0
Raised in 2017



Cash on Hand



Months of Runway

INCOME | BALANCE | NARRATIVE

Overview

A craft brewery with brew-your-own-beer experience, bar and restaurant all under one roof. We give patrons a place they can enjoy on any occasion—brew-your-own for birthdays, or a drink and dinner on the weekends. There's always a reason to come back to Hopsters. Since 2013, we've become a local favorite where we've helped over 30,000 patrons brew their own batch of beer. Now, we're opening a Hopsters in Boston's Seaport District. After that, we plan to open 16 locations across the U.S. by 2026

2017 Financial Milestones

As you review the financials you will see that we had higher than normal Labor Costs and Cost of Good, Administrative Costs and a solid P&L Loss, all resulting in a Net Loss of $181,000.00

This loss was due to preparing and opening the Hopsters Boston location. High labor costs were incurred due to staff training and early hiring of key leadership personnel. Head Brewer, General Manager and Culinary Director were all hired many months before the Boston opening. Increased costs associated with accounting, legal work and engineering increased administrative costs. We also increased production for and expanded the brewery to meet brewing demands and inventory for Boston at the Newton location.

Net Margin: 14%

Gross Margin: 75%

Return on Assets: 28%

Earnings per Share: $46.21

Revenue per Employee: $64,422

Cash to Assets: 3%

Revenue to Receivables: ~

Debt Ratio: 79%

Hopsters_Fin_Stmts_12-31-15-wa... HOPSTER_S_LLC_2017.pdf

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Daniela Brouillard
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Darlington Etumni
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Adam Mauck
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Kyle Neidhardt
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Patrick Equi
Mark Richard Keane
Milosav Zivkovic
David M. Kloc
Robert S. Kelly
Philip Tan
Allen Woppert
Michael Cournoyer
Christopher W Davis
Thomas S Higgins, Jr.
Peter A. O'Connor
Christopher Gudas
Shayna Duff
Kevin Galinat
Julia Huang
Adam Levinson
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Marianne Weiler
Christopher Gambol
William Walsh And Pam...
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David Gordon
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Jason Meyersburg
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Loryn Higgins
Caroline Lamb
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Tom Ordanis
Talia Waelsch
Sherman Sham
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Jason Keller
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David Adams
Justine Mathews
Matthew Webb
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Tyler Lipkind
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Eric Houston
David Walsh
Jonathan Wojtkun
Peter Welsh
Deepak Suri
Ari Seitelman
Marek Vrba
Ryan Gilbertie
Gerry Rodriguez
Stephen William WALLS
Stephen O'Connor
Dynene Knable
David Belmonte
Neal Sonnenberg
Mark Stevens
Kaitlin Farley
Philip Carty
Joseph McLean
Bob Wayne Au
Colin McGree
Timothy And Dominique ...
Maxime Rambaud
Nicholas Hepher
Chirag Patel
Ric McConnell
Ari Forgosh
Thomas Slack
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Judy Korzenowski
Derek Lawson
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Kevin J Burke
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Jason K
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Thaddeus Onwuka
Derrick Willand
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Joshua Smith
John J Longeway
Murugesh Naidu
Marcus Shaw
Simon John Oliver
Louis Sostilio
Stan Ayy

Richard Mauldin
Robert Forrester
Phillip Roe
Shixiang OU
Mark Weissman
Jacob Sachs
Afolabi Williams
Robert Donald
Demetrios Tsekrekas
Monique Echalar
Andrea Cunningham
Sam Miller
Carlo Rich
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Cory Graner
Michael Wilkerson-Barker
Manav K Jain
Anton Strom
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Reed Scull
Carlos Argilagos
Alton M Faltysek
Daniel Holian
Sharon Leonard
Patrick O'Day
Peter Ahn
Jerry Tinch
Michael LONG
Joseph Craig
Elijah Kelley
Robert Gillespie
Philip Crow
Veerraju Kavikondala
Adam Gonzalez
Joyce Sprik
Mike Harris
Mark Harris
Bilal ElChaarani
Larry McCloskey
Eshan Patvardhan
Evan Geller
Anthony Omokha
Jim Geary
Shai Dror
Andrei Basov
Andrew David Jones
Phil Apostolou
Kyriacos Skevas
Rittik Chakrabarti
Robert Hochstein
Timothy Martin
Thomas Horack
Robert D Nock
Lawrence Nieman
Paul Glubczynski

Thank You!

From the Hopsters Team



Lee Cooper
Founder



Karen Cooper
Founder/Owner



John Battaglino
Beverage Director

Graduated from Boston University with a degree in restaurant management. Worked as bar manager and spent a couple years with United Liquors selling liquor and wine to restaurants in downtown boston.



David Barber
Culinary Director

David Grew up working in restaurants through high school. Prior to Hopsters David attended Johnson & Wales, secured a head chef position at Federal Hill, Boston and opened his own place on Cape Cod.



Timothy Vlieger
House Brewer

After a couple of years Homebrewing Tim started at Hopsters brewing with our guests. After hundreds of brews, Tim moved into the house brewery and is now responsible for brewing all those yummy ales.



Cassidy Edwards
Head Brewer/Dir. of Brewing Opperstions

A new addition to Hopsters Former Cellarman and Brewer at Samuel Adams (Boston Beer Company), Cassidy will be spearheading the SeaPort brewery expansion and expanding the brewery capcity in Newton

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Lee Cooper	CEO @ Hopsters LLC	2013
Karen Cooper	Marketing @ Hopsters LLC	2013

Officers

OFFICER	TITLE	JOINED
Lee Cooper	Manager	2013
Karen Cooper	Owner	2013

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Karen Cooper	5,000	100.0%

Past Equity Fundraises

None.

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Series A 1	1,500	0	No
Series A 2	2,622	0	No
Common Units	9,000	4,000	Yes
Debt Securities	o	o	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Other rights:

o

Risks

The foregoing risk factors do not purport to be a complete enumeration or explanation of the risks involved in an investment in the Company. Prospective investors are urged to consult their own advisors before deciding to invest in the Company.

The Company has broad discretion in the application of the proceeds from the sale of Units. The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.

The Units offered hereby may be diluted by future issuances of Units of the Company with superior rights. It is anticipated that the Company will need additional rounds of financing for future anticipated expansion. Additional funding would likely adversely affect the current equity owners by diluting their equity interests in the Company. The Company cannot guarantee that the necessary funds will be made available to the Company. Thus, there is no assurance that the Company will be able to continue to develop and fully implement its marketing plan nor continue to operate if the necessary funding is not available.

The Company may incur debt. The Company may incur debt secured by the land and/or the assets of its brewery to open other locations, and it may incur debt (including secured debt) in connection with opening and/or operating Brew Pubs. Complying with obligations under such indebtedness may have a material adverse effect on the Company and on your investment.

Subscribers of the Units offered hereby may have to bear the risk of their investment for an indefinite period of time since there are substantial restrictions on their resale. The Units offered hereby have not been registered under the Securities Act or any state securities or blue-sky law and constitute “restricted securities” under applicable federal securities laws. As a result, Subscribers of the Units offered hereby may not sell or otherwise transfer those Units except pursuant to registration under the Securities Act and applicable state securities laws or pursuant to an exemption therefrom. By investing in the Units offered hereby, you are agreeing to significant restrictions on the liquidity of your Units for the foreseeable future. As a result of all of these restrictions, Subscribers of the Units offered hereby must bear the economic risks of their investment for an indefinite period of time. An investment in the Company is suitable only for sophisticated Subscribers who can afford to bear the risk of a complete loss of such investment. A purchase of the Units should be considered only by persons financially able to maintain their investment and who can afford a loss of all or a substantial part of such investment.

An investment in the Company is speculative. Subscribers of the Units offered hereby may not realize a return on their investment and could lose their investment. Subscribers should carefully review this Agreement and these Risk Factors and consult with their attorneys, tax advisors, and/or business advisors prior to purchasing the Units offered hereby.

Increased costs could affect the company. An increase in the cost of raw materials or energy could affect the Company’s profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials, glass bottles and other packaging materials used by the Company. The Company may also be adversely affected by shortages of raw materials or packaging materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs. The Company may not be able to increase its prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

Changes in the economy could have a detrimental impact. Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may decrease the disposable income that customers have available to spend on beer and/or alcohol consumption and may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the Company’s financial results and on your investment.

The cost of establishing and operating the brew pubs may be higher than expected. The costs of establishing and operating the Brew Pubs may be higher than expected. Although management of the Company has undertaken projections and opened and ran a smaller location, costs may be greater in the U.S. locations and may increase as a result of economic or other factors beyond the Company’s control, with a resulting material adverse effect on the Company’s financial results and on your investment.

A disruption in brewing activities could have a material adverse effect on the Company. A prolonged disruption to brewing activities (e.g., due to fire, industrial action or any other cause) at its brewing site could have a material adverse effect on the Company's ability to brew its products. This could have a material adverse effect on the Company's financial results and on your investment.

The Company's brew pubs could have licensing, legal or regulatory problems. Some or all of the Brew Pubs could lose their licenses or be unable to acquire licenses to sell alcoholic beverages or have their hours of operation curtailed as a result of hearings of the licensing boards in jurisdictions where they are located or as a result of any changes in legislation governing licensed premises in the various jurisdictions in which Brew Pubs are located or may be located, with a material adverse effect on the Company's financial results and on your investment.

Factual statements have not been independently verified. No party has been engaged to verify the accuracy or adequacy of any of the factual statements contained in this Agreement. In particular, neither legal counsel nor any other party has been engaged to verify any statements relating to the experience, skills, contacts or other attributes of the managers, officers and employees of the Company, or to the anticipated future performance of the Company.

The Company is dependent on its management, founders and sponsors. The Company is dependent on its management, founders and sponsors to execute its business plan. The success of the Company will depend on its ability to compete for and retain additional qualified key personnel to enhance the growth. The Company's business would be adversely affected if it were unable to recruit qualified personnel when necessary or if it were to lose the services of certain key personnel and it were unable to locate suitable replacements in a timely manner. Finding and hiring such replacements, if any, could be costly and might require the Company to grant significant equity awards or incentive compensation, which could have a material adverse effect on the Company's financial results and on your investment. The loss, through untimely death, unwillingness to continue or otherwise, of any such persons could have a materially adverse effect on the Company and its business.

Any projections of future performance provided to you may prove to be incorrect. The financial projections of the Company and projections relating to the future market for the Company's potential products are based upon current assumptions as to future events and conditions which the Company believes to be reasonable as of the date thereof, but which are inherently uncertain and unpredictable. The assumptions may prove to be incomplete or incorrect and unanticipated events and circumstances may occur. Because of such uncertainties, and the other risks outlined herein, the actual results of the Company's future operations can be expected to be different from those projected, and such difference may be material and adverse. Potential investors should consider the projections in light of the underlying assumptions, reach their own conclusions as to the reasonableness of those assumptions and evaluate the projections on the basis of that analysis.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell common units or preferred units to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company. Issuer repurchases of securities. The Company may have authority to repurchase its securities from members, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently. A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Managers of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Managers of the Company. If the Board of Managers of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company. Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Managers of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its members. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company. The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board of Managers, and the Investor will have no independent right to name or remove an officer or member of the Board of Managers of the Company. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the member may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the member may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The member may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. If new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

In the future, we will perform valuations of our Preferred Units that take into account factors such as the following:

- unrelated third party valuations of our Preferred Units;
- the price at which we sell other securities, such as convertible debt or common units, in light of the rights, preferences and privileges of our those securities relative to those of our Preferred Units;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the lack of marketability of our Preferred Units;
- the hiring of key personnel and the experience of our management;
- the introduction of new Brew Pubs;
- the risk inherent in the development and expansion of our Brew Pubs;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Hopster's LLC

- Massachusetts Limited Liability Company
- Organized April 2013
- 20 employees

292 Centre Street

Newton MA 02458

http://www.hopstersbrew.com

Business Description

Refer to the Hopsters profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Hopsters is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Karen Cooper

Owner, Hopsters, LLC

Greater Boston Area | Food & Beverages

Current: Hopsters Brew and Boards
Previous: JCCs of Greater Boston, Milton Academy, The David Project
Education: Boston University School of Law

Send Karen InMail

247 connections

https://www.linkedin.com/in/karen-cooper-b1119b

Background

Experience

Owner
Hopsters Brew and Boards
April 2013 – Present (3 years 8 months) | 292 Centre St., Newton, MA 02459

Hopsters Brew & Boards is a community brewery where you are the brewer, creating your own craft beer.

Assistant to the President
JCCs of Greater Boston
October 2012 – August 2015 (2 years 11 months) | Newton, MA

Organize development meetings, prospect research, and scheduling.

Associate Director, Annual Fund
JCCs of Greater Boston
June 2011 – November 2012 (1 year 6 months)

Development Assistant
JCCs of Greater Boston
March 2010 – June 2011 (1 year 4 months)

Developed and implemented streamlined process to acknowledge donors.
Partnered to plan, execute and fundraise for Golf Tournament and Lights & Spice.
Working on implementing smaller events at lower price points to include more individuals, including Grossman Camp Alumni Reunion.
Work closely on grant proposals.
Execute annual appeal mailing and email campaigns, working to make the solicitations more individualized and personal.

Senior Assistant Director of Class Giving and Alumni Relations
Milton Academy
2006 – 2010 (4 years)

Developed, implemented and managed successful Class Agent Program, managing over 200 volunteers to correspond with and solicit their peers.
Managed outside solicitation vendor, RuffaloCody, soliciting over 3,000 alumni.
Managed implementation of Blackbaud NetCommunity, a comprehensive system that allows up to the minute updates for volunteers, allows alumni greater access to our Alumni Directory, and manages immediate credit card transactions.
Developed, implemented, and managed Reunion fundraising program, as well as managed three reunion classes per year.
Planned niche events for Boston and New York alumni bases.

Director of Development
The David Project
2005 – 2005 (less than a year)

•Increased donor base and name recognition while maintaining relationships with existing contributors.
•Organized stewardship, fundraising and marketing events.
•Produced promotional materials and maintained consistent communication with donors.
•Created and implemented a plan to alert supporters of recent David Project successes and achievements.

Associate
Charmoy, Stolzberg & Holian
2003 – 2004 (1 year)

Communicated with and advised clients on their estate plans, real estate ventures and corporate organizations.
Negotiated with fellow attorneys to formulate agreements between our respective clients.

Senior Tour Sales Consultant
National Educational Travel Council
July 1997 – June 1999 (2 years)

Sold tours to foreign language teachers who take their students on trips to Europe.
Generated leads through cold calls in a highly competitive industry.
Presented at sales training seminars for the sales staff at NETC
Interviewed, trained and supervised new employees.

Skills

- 12 Fundraising
- 5 Volunteer Management
- 4 Community Outreach
- 3 Event Management
- 2 Grants
- 2 Public Speaking
- 2 Marketing
- 2 Program Development
- 2 Management

Education

Boston University School of Law
JD, Law
1999 – 2002

University of Rochester
BA, English
1993 – 1997

Hebrew University of Jerusalem
One Year Study Abroad
1995 – 1996

Manchester Central High School
1989 – 1993


HOPSTERS


HOPSTERS

Lee Cooper

Proprietor at Hopsters LLC

Greater Boston Area | Hospitality

Current	Hopster's
Previous	Ameriprise Financial Services, Inc., Liberty Mutual Insurance, Reebok
Education	Suffolk University

Send Lee InMail

415 connections

https://www.linkedin.com/in/lee-cooper-0b28ba4

Contact Info

Background

Summary

Hopsters is a fun & creative place to host your next company event or team building meeting. Only establishment of its kind on the East Coast.



Hopsters Brewery, Bar & Restaurant

Experience

Owner
Hopster's
April 2013 – Present (3 years 8 months) | Newton, MA

Looking for a fun creative place in Boston to host your next corporate event? Proprietor of the only community brewery, bar and restaurant of its kind on the East Coast.

www.hopsters.net

1 honor or award

Senior Training Consultant - Organizational Effectiveness & Development
Ameriprise Financial Services, Inc.
October 2011 – June 2012 (9 months) | Boston

Support the leadership and organizational development needs of Columbia Management Asset Management Business within Ameriprise Financial.
Taught, designed & program manager for the organizations Leadership Development Programs
Rolled out several workshops collaborating with HRBP's and senior leaders to develop the capabilities of leaders around change management, coaching, MBTI and team development.

Self Employed Leadership Development Consultant
Liberty Mutual Insurance
July 2011 – November 2011 (5 months)

Responsible for processes and programs to identify, develop, and deploy high-potential executive-level talent. This includes, but is not limited to, implementing and evaluating succession planning and leadership development programs aimed at the senior manager & executive population.

Self Employed On Boarding Consultant
Reebok
April 2011 – June 2011 (3 months)

Leadership Development Consultant
JOHN HANCOCK FINANCIAL SERVICES
January 2007 – February 2011 (4 years 2 months)

Taught, designed & program manger for the organizations Leadership Development Program, a 9 module program with aprox. 200 participants a year, the program was proven to increase managers on the job performance and effectiveness as performance and career development coaches.
Designed, taught and program manager for Emerging Manager Program building seasoned individual contributors relationship building skills & understanding of the behaviors necessary to become effective people managers.
Wrote and designed web based tools enabling managers to more accurately identify HIPO employees resulting in the improved development, engagement and retention of high potential employees.
Designed & facilitated organization wide performance management and goal setting web based training that improve the effectiveness of mangers, helping them mange the performance of their direct reports and implement performance goals more aligned to the needs of their department.
Designed and managed directors Leadership Engagement Program, giving leaders the skills and knowledge to be more effective performance and career development coaches resulting in the improved engagement of their team.
Identified and customized external vendor workshops, creating content and learning methodologies more aligned with the learner needs resulting in more effective training.
Lead team to design and implement manager web based on-boarding toolkit that was proven to increase the ability and willingness of managers to provide a more effective onboarding experience increasing new employess speed to performance.
Consulted with business managers & HR-BPs to build and teach leadership workshops resulting in the increased capability of their leadership to meet the changing goals of their business.

1 recommendation



Mike O'Connor
Senior Director Client Implementation Event Coordinator at Fidelity National Financial

Lee Cooper was my key contact providing my department with an array of learning solutions that positively impacted our performance. Lee performed a needs analysis helping us identify our learning options, including brokering resources with... View↓

Management Learning & Development Specialist
Vinfen Corporation
2004 – 2007 (3 years)

Worked with senior leadership to design management behavior and skill based competencies, linking performance outcomes to management training needs creating more aligned development initiatives.
Taught, designed and managed "Gearing up to Lead," a quarterly 9 class management training series giving new managers the skills to become more effective leaders and performance coaches.
Taught, designed and managed the organizations daylong orientation program helping employees understand the organization and requirements of their job.
Managed and designed Vinfen's management mentor program, designed and facilitated their leadership training, coached mentees and mentors on implementing development plans that met their leadership and career development needs.
Trained managers on Achieve Global's suite of leadership training classes that include, Providing Constructive Feedback, Giving Recognition and the Principles and Qualities of Genuine Leadership resulting in more effective working relationships and performance conversations with direct reports.

Leadership Consultant
UMASS MEMORIAL HEALTH SYSTEM
2003 – 2004 (1 year)

Coded, analyzed and assisted in the implementation of an organizational wide engagement survey, helping managers identify opportunities to improve employee engagement within their department.
Designed and delivered learning interventions and job aids that improved manager's leadership skills and enhanced their department's employee engagement.
Assisted in developing and implementing EI competency based models for the hospital senior leaders; helped implement 360 evaluations based on these leadership competency models, increasing the effectiveness of leadership development.
Designed monthly leadership forums, worked with national thought leaders to design learning interventions that introduced the leadership to new ideas and practices.
Built upon a culture of medical safety by designing and implementing storytelling as a method to communicate and help hospital employees learn from medical errors.

Learning Specialist
SYNECTICS
2002 – 2003 (1 year)

Designed, developed and implemented a knowledge management system for Synectics, an international management consulting firm.
Digitally captured the organizations tacit knowledge by facilitating storytelling sessions and personal storytelling interviews. Facilitated sessions that included stories about organizational and client successes and personal stories about the history and culture of Synectics.
Designed, produced and edited DVD's that enable consultants to share organizational knowledge, helping consultants market and develop the services of the organization, including new employee orientation and learning.

Corporate Recruiter
LUCENT TECHNOLOGIES
January 1999 – January 2001 (2 years 1 month)

Involved extensively with recruiting professionals and Ph.D. level candidates for the optical networking group of Lucent Technologies.
Directed and facilitated the graduate recruitment and; Generated recruiting requirements from hiring managers.
Advised hiring managers on recruitment strategy and initiatives; interviewed candidates. Tested and screened potential employees.
Directed the full life cycle recruitment process, including relocation, visa and immigration issues, benefits and compensation.
Strong experience with Internet recruitment and extensive use of managing recruitment databases and resume retrieval systems. Attended professional and student job fairs.

Corporate Recruiter
COMPUTER MANAGEMENT SCIENCES
January 1996 – January 1999 (3 years 1 month)

Involved extensively with recruiting software developers across all environments and architecture for a custom software solutions firm.
Managed recruiting for in house multi-million dollar software projects.
Recruited; interviewed; tested and screening potential employees. Attending job fairs; experience with Internet recruitment and extensive use of managing recruitment databases and resume retrieval systems.
Organized innovative recruiting functions e.g. managed and ran the largest upstate technical job fair in South Carolina.

Human Resources Consultant
Nike
January 1994 – January 1996 (2 years 1 month)

Managed new hire and employee orientation.
Involved extensively in employee relocation initiative.
Involved in recruitment; interviewing and screening; staff orientation and training.
Recruited sales and marketing personnel.

Honors & Awards

Bostons Best
Improper Bostonian
June 2014

Best up and coming

Skills

Top Skills

- 9 Performance Management
- 7 Employee Engagement
- 5 Instructional Design
- 4 Onboarding
- 3 MBTI
- 2 Photoshop
- 2 InDesign
- 2 Illustrator
- 2 Situational Leadership
- 2 Executive Coaching

Lee also knows about...

- 2 Organizational Design
- 1 3D Studio Max

Courses

Independent Coursework

- Adobe Illustrator
- Adobe InDesign
- Adobe Photoshop

Education

Suffolk University

MS, Adult & Organizational Learning

2002 – 2003

University of Greenwich

B.A. Business Administration, Human Resource Management

1992 – 1994

Additional Info

- **Interests**

https://www.facebook.com/HopstersBrew

- **Advice for Contacting Lee**

https://www.facebook.com/HopstersBrew

Recommendations

Received (1) Given (1)

Leadership Development Consultant

JOHN HANCOCK FINANCIAL SERVICES



Mike O'Connor

Senior Director Client Implementation Event Coordinator at Fidelity National Financial

" Lee Cooper was my key contact providing my department with an array of learning solutions that positively impacted our performance.

Lee performed a needs analysis helping us identify our learning options, including brokering resources with other departments at JH. One of my managers attended Lee's leadership development program and she found it very effective. Lee's... **more**

February 15, 2011, Mike worked with Lee at JOHN HANCOCK FINANCIAL SERVICES

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